Exhibit 23.2

March 19, 2025

Pagaya Technologies Ltd.

335 Madison Ave, 16th Floor

New York, New York 10017

Ladies and Gentlemen:

We refer to the Registration Statement on Form S-8 (the “Registration Statement”) to be filed on or about the date hereof with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), on behalf of Pagaya Technologies Ltd. (the “Company”), relating to 11,466,424 additional Class A ordinary shares, without par value (the “Class A Ordinary Shares”), for issuance under the Company’s 2022 Share Incentive Plan and Sub-Plan for Israeli Participants (the “2022 Plan”), and (ii) 738,000 additional Class A Ordinary Shares for issuance under the Company’s 2023 Employee Stock Purchase Plan (the “ESPP” and, together with the 2022 Plan, the “Plans”). The Class A Ordinary Shares being registered under the Registration Statement are referred to herein as the “Shares.”

We are members of the Israel Bar and we express no opinion as to any matter relating to the laws of any jurisdiction other than the laws of Israel.

In connection with this opinion, we have examined such corporate records, other documents and such questions of Israeli law as we have considered necessary or appropriate for the purposes of this opinion. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all copies submitted to us, the authenticity of the originals of such copies, the due constitution of the Company’s board of directors and, as to matters of fact, the accuracy of all statements and representations made by the directors and officers of the Company. We have also assumed that each individual grant under the Plans that will be made after the date hereof will be duly authorized by all necessary corporate action.

Based on the foregoing and subject to the limitations, qualifications and assumptions stated herein, we advise you that, in our opinion, the Shares have been duly authorized and when, and if, paid for and issued in accordance with the terms of the respective Plan, will be validly issued, fully paid and non-assessable.

This opinion is rendered as of the date hereof, and we undertake no obligation to advise you of any changes in applicable law or any other matters that may come to our attention after the date hereof that may affect this opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. This consent is not to be construed as an admission that we are a person whose consent is required to be filed with the Registration Statement under the provisions of the Act.

Very truly yours,

/s/ Goldfarb Gross Seligman & Co.

Goldfarb Gross Seligman & Co.